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                                                                    Exhibit 99.1
                                                                    News Release


         Amkor Provides Update on Preliminary Results for Second Quarter
                     Outlook for Second Half Remains Strong
       Company is Comfortable with Full Year Consensus Earnings Estimates

West Chester, PA - June 27, 2000 - Amkor Technology, Inc. (Nasdaq:AMKR) announced that revenues for the second quarter ending June 30, 2000 are expected to be in the range of $545 million to $555 million, compared with $450 million in the second quarter of 1999. Amkor had anticipated higher revenue this quarter, and the variance to plan is expected to have a $0.02 to $0.03 impact on second quarter earnings before accounting for the equity in earnings of investees. Amkor reported earnings per share of $0.10 in the second quarter of 1999. Amkor expects to announce final second quarter results on or about August 3, 2000.

The company said that the outlook for the second half of the year is very strong, and management remains comfortable with the consensus of analysts' earnings estimates for the full year.

The revised expectations for the second quarter are due to three primary factors:

- As noted earlier this year, in response to strong demand from the PC market, a major customer shifted a significant amount of semiconductor production from chipsets to microprocessors. Because Amkor assembles chipsets for this customer, but not microprocessors, this shift has resulted in a reduction in our forecasted business with this customer of approximately $12 million for the second quarter.

- Tight industry capacity has constrained the availability of semiconductor wafers and components for a variety of end-markets, especially in communications. As a result, we experienced a reduced level of die support relative to several of our customers' forecasts. Amkor presently expects that the reduced die support will account for approximately $11 million in revenue shortfall from plan for the second quarter.

- During the quarter, our P3 factory in the Philippines experienced laminate substrate contamination in connection with the manufacturing of certain advanced packages that were only produced at P3. The problem originated at a factory of one of P3's major substrate vendors. Safeguards have been put in place to ensure that this problem does not occur again. During the period of identifying and correcting this problem, certain customers were compelled to use an alternate manufacturing source. As a result, second quarter revenue at P3 is expected to be approximately $10 million short of plan.

John Boruch, Amkor's president, said, "The situation regarding one of our major customers shifting production from chipsets to microprocessors is well documented. Amkor has been working with this customer for more than 15 years, and from time to time we experience substantial ebbs and flows in some of their outsourcing requirements. We presently expect our business with this major customer to strengthen significantly in the second half of the year.

"In the face of strong consumer demand, the tight market for semiconductor wafers and certain components has been impacting virtually the entire supply chain. We are encouraged to note that wafer availability is improving, and we expect to see much stronger die support in the second half of the year. Much of our anticipated growth in the second half is in the chip scale and high end laminate packages driven by telecom and Internet-related demand. We believe our customers have the wafer capacity identified to support this forecasted growth.

"We are working diligently to regain the affected customers at P3. This factory, together with our K4 facility in Korea, are centers for advanced semiconductor packaging technology. We have some very exciting programs underway at both locations, with several of our advanced package solutions expected to move into volume production in the coming months.

"Our outlook for the second half of the 2000 continues to be very strong, and we remain comfortable with the consensus of analysts' earnings estimates for the full year."

Amkor Technology, Inc. is the world's largest provider of contract microelectronics manufacturing solutions. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services, including deep

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sub-micron wafer fabrication; wafer probe, wafer mapping, characterization and reliability testing; IC packaging design and assembly; multi-chip module design and assembly; and final testing. More information on Amkor is available from the company's SEC filings and on Amkor's web site: www.amkor.com.

This news release contains forward-looking statements - such as (1) our belief that revenues for the second quarter ending June 30, 2000 are expected to be in the range of $545 million to $555 million; (2) our belief that second quarter earnings will be impacted by $0.02 to $0.03 before accounting for equity in earnings of investees ; (3) our present comfort with the consensus of analyst earnings estimates for the full year; (4) our expectation that business with a major customer will strengthen significantly in the second half of the year; (5) our expectation of much stronger die support in the second half of the year; (6) our expectation that several of our newest package solutions will move into volume production; (7) our belief that our customers have the wafer capacity identified to support our forecasted growth in the second half of the year - that involve risks and uncertainties that could cause actual results to differ from anticipated results. Further information on risk factors that could affect the outcome of the events set forth in these statements and that would affect the company's operating results and financial condition is detailed in the company's filings with the Securities and Exchange Commission, including the Report on Form 10-Q for the fiscal quarter ended March 31, 2000.


Contact:   Jeffrey Luth (Investors)                  Ken Jensen (Media)
           610-431-9600 ext. 5613                    480-821-5000
           jluth@amkor.com                           kjens@amkor.com



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